Exhibit 99.01


     JEFFERY T. GRADE ELECTED TO LG&E ENERGY CORP. BOARD OF DIRECTORS


LOUISVILLE, Ky. - LG&E Energy Corp. (NYSE:LGE) announced today that its board of directors elected Jeffery T. Grade, 53, to the boards of the holding company and Louisville Gas and Electric Company. Mr. Grade will fulfill the term of Mr. Ronald L. Bittner, who passed away Aug. 31.

Mr. Grade is chairman of the board and chief executive officer of Harnischfeger Industries, Inc., a Milwaukee-based Fortune 500 company that had sales in excess of $2.8 billion in 1996. Harnischfeger Industries, Inc. is an international holding company with business segments involved in the manufacture and distribution of equipment for underground mining; surface mining; pulp and papermaking; and material handling.

Mr. Grade currently serves on the boards of several organizations, including Case Corporation and Coeur D'Alene Mines Corporation. He holds an MBA from DePaul University and a bachelor of science degree in industrial engineering from the Illinois Institute of Technology. He also served in Vietnam as a pilot in the United States Navy. He joined Harnischfeger in 1983 as senior vice president and chief financial officer. He served as president and chief executive officer from 1992 to 1993 and president and chief operating officer from 1986 to 1993. In January 1993, he became chairman and chief executive officer of the company.

"LG&E Energy will benefit from Jeff's insight and leadership," said Roger
W. Hale, LG&E Energy chairman and chief executive officer. "His depth of experience, particularly in the areas of corporate finance and domestic and international business development, will provide a good strategic fit with our company as we continue to grow at a rapid pace."

LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in energy marketing and trading; power generation and project development; and retail gas and electric utility services.

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